SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

April 9, 2001
Date of Report (Date of earliest event reported)

Aames Financial Corporation
(Exact name of Registrant as specified in its charter)

Delaware	0-19604	95-340340
(State or other jurisdiction of incorporation)	(Commission file numbers)	(I.R.S. employer identification no.)
350 South Grand Avenue Los Angeles, California		90071
(Address of principal executive offices)		(ZIP Code)
(213) 210-5000
(Registrant's telephone number, including area code)
NA
(Former name or former address, if changed since last report)

Item 5. Other Events.

Reference is made to the press release of Registrant issued on April 9, 2001 which contains information meeting the requirements of this Item 5 and is incorporated herein by this reference. A copy of the press release is attached to this Form 8-K as Exhibit 99.1.

As previously reported, the Company received a notice from the New York Stock NYSE (the "NYSE") that the Company's common stock, par value $0.001 per share (the "Common Stock") did not meet the requirements for continued listing because the thirty day average trading price of the Common Stock was below $1.00 per share. After reviewing the Company's stock price performance, as well as other materials, the NYSE notified the Company that the Common Stock would remain listed until March 30, 2001 at which time the stock price performance would be measured for compliance with continued listing standards. The closing price and the thirty-day average closing price of the Common Stock on March 30, 2001 was $1.20 and $1.42, respectively.

On April 2, 2001, the NYSE acknowledged that the Company had met the stock price requirements of continued listing as of March 30, 2001. The NYSE also informed the Company that the Common Stock would continue to be listed on the NYSE; however, the Common Stock is subject to a three-month follow-up period during which time the NYSE will continue to monitor the Company and, on July 2, 2001, the NYSE will again measure the stock price performance as of the thirty trading days ending July 2, 2001. In addition, if at any time before July 2, 2001, the NYSE determines that the Company has failed meet any of the continuing listing standards, the NYSE will re-evaluate the continued listing of the Common Stock at that time and may take action including truncating the normal compliance procedures and beginning the initiation of suspension procedures. The closing price and the thirty-day average closing price of the Common Stock as of April 10, 2001 was $1.15 and $1.32, respectively.

There can be no assurance that the thirty trading-day average closing price of the Common Stock will remain above $1.00 per share or that the Common Stock will not be suspended by the NYSE. If the Common Stock were suspended by the NYSE, it would seriously impair the ability of the holders of the Common Stock to trade their shares.

Item 7. Financial Statements; Pro Forma Financial Information and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits:

99.1	Press release issued March 9, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AAMES FINANCIAL CORPORATION
By: /s/ Ralph W. Flick Ralph W. Flick Assistant Secretary

Dated: April 10, 2001

Index to Exhibits

Exhibit Index
99.1	Press release issued April 9, 2001.